Ascent Solar to Fully Redeem Outstanding Senior Secured Convertible Notes and Undertakes New Fixed-Rate Convertible Debt with New Investors

THORNTON, Colo.--(Marketwired - Sept 8, 2015)-- Ascent Solar Technologies, Inc. ("Ascent") (NASDAQ: ASTI), a manufacturer of state-of-the-art, flexible thin-film photovoltaic modules, integrated into off-grid applications and the Company’s EnerPlex™ series of consumer products, announced today an agreement to redeem the entire outstanding principal amount of its senior secured convertible notes of $21.2M from the note holder.
As previously announced in our 8-K report of November 18, 2014, Ascent had raised a total of $35 million from the note holder. At closing, the Company received gross proceeds of approximately $4.5M and the remaining $30.5 million of gross proceeds from the financing were deposited into a restricted control account. The proceeds in the control account have been released to the Company in increments for working capital needs. The Company has made payments to the note holder in the form of Common Stock issued at a discount to the then prevailing stock price. The note holder has also used its option to convert the notes into Common Stock at a discount to the then prevailing stock price. As of September 1, 2015, approximately $18.8M remained in the restricted control account and approximately $21.2M of the notes remained outstanding.
On September 4, 2015, the Company and the note holder reached agreement to cancel the entire outstanding senior secured convertible note of $21.2M in return for (i) a return of the balance of $18.8M withheld in the restricted control account, (ii) cash repayment of $2.4M in late October 2015 and (iii) cash repayment of $3.9M in early December 2015. As previously announced, the Company and the note holder had also previously reached an agreement in July to cancel all outstanding warrants held by the note holder in exchange for issuance of a Right to receive a fixed number of 8.3 million shares of Common Stock. As of September 1, 2015, 6.8 million of such Right Shares had not yet been issued to the note holder. Such shares cannot be issued to the Investor until late November 2015 and, when issued, the Investor will be limited to a selling approximately 1.1 million of such shares during any 30-day period.
On September 4, 2015, the Company entered into a Secured Convertible Promissory Note Agreement (the “Promissory Note”) with 2 investors (“New Investors”) for $1.5 million. The Promissory Notes mature in September 2016 and carry a coupon rate of 8% per annum. The New Investors have the option to convert the Promissory Notes into unregistered Common Stock of the Company at the fixed conversion price of $0.12 per share.
"We believe that the Company’s long term growth value has not been fully appreciated in the market and that the Company’s stock price has been depressed due to significant sales of stock into the market” said Victor Lee, President and CEO of Ascent. "We felt the need to clean up our capital structure and are happy to have reached an agreement with the note holder to do that. Going forward, the Company will seek to raise capital with new investors who truly appreciate the long term potential of Ascent Solar."
About Ascent Solar Technologies:
Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules using flexible substrate materials that can transform the way solar power generation integrates into everyday life. Ascent Solar modules, which were named one of TIME Magazine's 50 best inventions for 2011, can be directly incorporated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power and durable off-grid solutions. More information can be found at http://www.ascentsolar.com.
Forward-Looking Statements:
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Ascent Solar Technologies
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